FOR IMMEDIATE RELEASE
Nicole Culbertson
(650) 849-1649

Essex Announces Third Quarter 2007 Earnings Results
Recurring funds from operations increased 11.5% for the third quarter

Palo Alto, California—October 31, 2007—Essex Property Trust, Inc. (NYSE:ESS) announces its third quarter 2007 earnings results and related business activities.

Funds from Operations (“FFO”) for the quarter ended September 30, 2007, totaled $37.3 million, or $1.33 per diluted share.  The Company’s FFO, excluding non-recurring items, increased 11.5% per diluted share or $6.1 million for the quarter ended September 30, 2007 compared to the quarter ended September 30, 2006.

A reconciliation of FFO for non-recurring items can be found on page S-3 in the Company’s Financial Supplemental Information package. There were no non-recurring items that impacted third quarter results for 2007, and the following non-recurring items impacted the Company’s third quarter results for 2006:

•	In 2006, the Company recorded promote income from Essex Apartment Value Fund I in the amount of $1.0 million during the third quarter of 2006.
•	In 2006, gains of $1.1 million, net of taxes and allocated costs, related to the sale of condominium units at Peregrine Point generated FFO of approximately $0.5 million.

Net income available to common stockholders for the quarter ended September 30, 2007 totaled $10.0 million, or 39 cents per diluted share, compared to net income available to common stockholders of $10.7 million, or 45 cents per diluted share, for the quarter ended September 30, 2006.

SAME-PROPERTY OPERATIONS

Same-Property operating results exclude properties that do not have comparable results.  The table below illustrates the percentage change in Same-Property revenues, operating expenses, and net operating income (“NOI”) for the three and nine months ended September 30, 2007 compared to September 30, 2006:

	Q3 2007 compared to Q3 2006			YTD 2007 compared to YTD 2006
	Revenues	Expenses	NOI	Revenues	Expenses	NOI
Southern California	3.7%	3.0%	4.0%	5.1%	2.7%	6.2%
Northern California	8.9%	7.7%	9.5%	8.9%	6.0%	10.3%
Seattle Metro	10.0%	2.1%	14.9%	11.0%	4.1%	15.2%
Same-Property Average	5.8%	3.8%	6.8%	6.8%	3.8%	8.4%

The table below illustrates the sequential percentage change in Same-Property revenues, expenses, and NOI for the quarter ended September 30, 2007 versus the quarter ended June 30, 2007:

	Q3 2007 compared to Q2 2007
	Revenues	Expenses	NOI
Southern California	1.0%	2.6%	0.2%
Northern California	2.9%	2.3%	3.1%
Seattle Metro	2.8%	4.9%	1.6%
Same-Property Average	1.7%	3.4%	0.8%

        925 East Meadow Drive Palo Alto California 94303 telephone 650 494 3700 facsimile 650 494 8743
      www.essexpropertytrust.com

Same-Property financial occupancies for the quarters ended are as follows:

	9/30/07	6/30/07	9/30/06
Southern California	95.6%	95.4%	96.5%
Northern California	97.1%	97.0%	97.3%
Seattle Metro	96.0%	96.6%	97.2%
Same-Property Average	96.0%	95.9%	96.7%

ACQUISITIONS

During the quarter, the Company acquired two communities aggregating a total of $128.5 million. Year-to-date the Company has invested approximately $350 million in acquisitions.

In September, the Company acquired Mill Creek at Windermere, a 400-unit apartment community located in San Ramon, California, for $100.5 million. Built in 2005, the community features a media room, fitness center, swimming pool and Jacuzzi, as well as a barbecue area. Unit amenities include vaulted ceilings, crown molding, full size washer and dryer as well as large patios or balconies. Mill Creek is located within Windermere, a 2,300-acre master planned community featuring new single-family residences, excellent K-12 schools, a community college and retail shopping. This community is the sister property to Canyon Oaks, a 250-unit community the Company acquired during the second quarter of 2007.

In September, the Company also acquired Thomas Jefferson Apartments for $28.0 million in a DownREIT transaction.  The community, which was managed by Essex before the acquisition, is a 156-unit apartment community located in Sunnyvale, California. Built in 1963, the community includes a fitness center, swimming pools, and private patios or balconies for residents. The community is located adjacent to Magnolia Lane, another Essex community purchased in the second quarter of 2007.

DEVELOPMENT

As of September 30, 2007, the development pipeline totaled approximately $985 million with $239 million of costs incurred to date consisting of 15 projects and 3,111 units.  Additional information pertaining to the location of all development projects related costs and construction timelines can be found on page S-9 in the Company’s Supplemental Financial Information package.

REDEVELOPMENT

The Company defines redevelopment communities as existing properties owned or recently acquired, which have been targeted for additional investment by the Company with the expectation of increased financial returns through property improvement.  Redevelopment communities typically have apartment units that are not available for rent and, as a result, may have less than stabilized operations.  As of September 30, 2007, the Company had 13 redevelopment communities aggregating 3,891 apartment units with estimated redevelopment costs of approximately $134 million.  These amounts exclude redevelopment projects owned by the Essex Apartment Value Fund II, L.P.  A summary of the major redevelopment projects can be found on page S-10 in the Company’s Supplemental Financial Information Package.

LIQUIDITY AND BALANCE SHEET

On August 30, 2007 the Company announced that the Company’s Board of Directors had authorized a stock repurchase plan to allow the Company to acquire shares in an aggregate of up to $200 million.  The program supersedes the common stock repurchase plan that Essex announced on May 16, 2001.  During the quarter the Company repurchased and retired 12,600 shares of its common stock for approximately $1.4 million.

During August 2007, the Company originated a mortgage loan in the amount of $5.9 million secured by the Coldwater Canyon community purchased in May 2007.  The loan has a fixed interest rate of 6.1%, which matures in August 2017.  The Company also refinanced an $11.6 million mortgage loan secured by the Capri at Sunny Hills community in the amount of $19.2 million, with a fixed interest rate of 5.8%, which matures in August 2012.

During September 2007, the Company assumed two loans in conjunction with the acquisition of the Thomas Jefferson community.  The first loan is for $14.0 million with a fixed interest rate of 5.7% due in March 2017, and the second loan is for $6.0 million with a fixed interest rate of 5.9% due in March 2017.

GUIDANCE

The Company is narrowing its full year 2007 guidance to an estimated FFO range of $5.56 - $5.62 per diluted share.  The Company’s 2007 earnings guidance is based on continued regional strength, particularly in Seattle Metro and Northern California.

CONFERENCE CALL WITH MANAGEMENT

The Company will host an earnings conference call with management on Thursday, November 1, 2007, at 9:30 a.m. PDT – 12:30 p.m. EDT, which will be broadcast live via the Internet at www.essexpropertytrust.com, and accessible via phone by dialing (866) 383-8119 and entering the passcode 64121400.

A rebroadcast of the live call will be available online for 90 days and digitally for 7 days. To access the replay online, go to www.essexpropertytrust.com and select the third quarter earnings link. To access the replay digitally, dial (888) 286-8010 using the passcode, 22014998. If you are unable to access the information via the Company’s Web site, please contact the Investor Relations department at investors@essexpropertytrust.com or by calling (650) 494-3700.

CORPORATE PROFILE

Essex Property Trust, Inc., located in Palo Alto, California and traded on the New York Stock Exchange (NYSE:ESS), is a fully integrated real estate investment trust (REIT) that acquires, develops, redevelops, and manages apartment communities located in highly desirable, supply-constrained markets. Essex currently has ownership interests in 138 apartment communities (28,364 units), and has 1,108 units in active development.

This press release and accompanying supplemental financial information will be filed electronically on Form
8-K with the Securities and Exchange Commission and can be accessed from the Company’s Web site at www.essexpropertytrust.com. If you are unable to obtain the information via the Web, please contact the Investor Relations Department at (650) 494-3700.

FUNDS FROM OPERATIONS RECONCILIATION

Funds from Operations, as defined by the National Association of Real Estate Investment Trusts (“NAREIT”) is generally considered by industry analysts as an appropriate measure of performance of an equity REIT. Generally, FFO adjusts the net income of equity REITS for non-cash charges such as depreciation and amortization of rental properties, gains/losses on sales of real estate and extraordinary items. Management considers FFO to be a useful financial performance measurement of an equity REIT because, together with net income and cash flows, FFO provides investors with an additional basis to evaluate the performance and ability of a REIT to incur and service debt and to fund acquisitions and other capital expenditures.

FFO does not represent net income or cash flows from operations as defined by generally accepted accounting principles (GAAP) and is not intended to indicate whether cash flows will be sufficient to fund cash needs. It should not be considered as an alternative to net income as an indicator of the REIT's operating performance or to cash flows as a measure of liquidity. FFO does not measure whether cash flow is sufficient to fund all cash needs including principal amortization, capital improvements and distributions to shareholders. FFO also does not represent cash flows generated from operating, investing or financing activities as defined under GAAP.  Management has consistently applied the NAREIT definition of FFO to all periods presented. However, there is judgment involved and other REITs in calculating FFO may vary from the NAREIT definition for this measure, and thus their disclosure of FFO may not be comparable to Essex’s calculation.

The following table sets forth the Company’s calculation of FFO for the three months ended September 30, 2007 and 2006.

	Three Months Ended September 30,
Funds from operations	2007	2006
Net income available to common stockholders	$9,997	$10,686
Adjustments:
Depreciation and amortization	25,612	20,666
Gains not included in FFO	(64)	(714)
Minority interests and co-investments	1,777	2,216
Funds from operations	$37,322	$32,854

This earnings release also presents FFO results that exclude certain non-recurring items.  Management believes that the presentation of such results is useful to investors because they illuminate underlying operational trends by excluding significant non-recurring or otherwise unusual transactions.  Our criteria for excluding non-recurring items may differ from methods of other companies and should not be regarded as a replacement for corresponding GAAP measures.  A reconciliation of FFO for non-recurring items can be found on page S-3 in the Company’s Financial Supplemental Information package.

SAFE HARBOR STATEMENT UNDER THE PRIVATE LITIGATION REFORM ACT OF 1995:

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Such forward-looking statements include statements regarding anticipated timing of the completion and stabilization of property developments and redevelopments, the anticipated costs of property developments and redevelopments, and the Company’s development pipeline.  The Company's actual results may differ materially from those projected in such forward-looking statements.  Factors that might cause such a difference include, but are not limited to, changes in market demand for rental units and the impact of competition and competitive pricing, changes in economic conditions, unexpected delays in the development and stabilization of development and redevelopment projects, unexpected difficulties in leasing of development and redevelopment projects, total costs of renovation and development investments exceeding our projections and other risks detailed in the Company's filings with the Securities and Exchange Commission (SEC).  All forward-looking statements are made as of today, and the Company assumes no obligation to update this information.  For more details relating to risk and uncertainties that could cause actual results to differ materially from those anticipated in our forward-looking statements, and risks to our business in general, please refer to our SEC filings, including our most recent Report on Form 10-K for the year ended December 31, 2006.
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